Exhibit 99.1

Thermal Assets

(Combined Financial Statements of Certain Wholly

Owned Subsidiaries of GDF SUEZ Energy North

America, Inc., See Note 1)

Combined Financial Statements and Independent

Auditors’ Report as of December 31, 2015 and 2014

and for the Years Ended December 31, 2015, 2014,

and 2013

INDEPENDENT AUDITORS’ REPORT

To the Executive Leadership Committee of

GDF SUEZ Energy North America, Inc. and subsidiaries:

We have audited the accompanying combined financial statements of the Thermal Assets, as defined in Note 1, (the “Company”), which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of (loss) income and comprehensive (loss) income, parent’s equity, and cash flows for the three years ended December 31, 2015, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the three years ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 2, the combined financial statements have been derived from the consolidated financial statements and accounting records of GDF SUEZ Energy North America, Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by GDF SUEZ Energy North America, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Thermal Assets operated as a separate entity apart from GDF SUEZ Energy North America, Inc. Our opinion is not modified with respect to this matter.

As discussed in Note 14 to the combined financial statements, on February 24, 2016, International Power S.A. signed a Stock Purchase Agreement with Atlas Power Finance, LLC to sell GDF SUEZ Energy North America, Inc. and certain subsidiaries which includes 100% of the Company and is expected to close in 2016. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

June 11, 2016

THERMAL ASSETS

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

(In thousands)

	2015	2014

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$47	$144
Trade and other receivables	5,935	13,333
Receivables from affiliates	45,639	53,946
Inventory	110,966	116,424
Assets from risk management activities	58,102	100,981
Prepaid expenses	111,258	104,824

Total current assets	331,947	389,652

NONCURRENT ASSETS:
Property, plant, and equipment	4,449,384	4,333,400
Accumulated depreciation	(1,280,458)	(1,115,241)

Property, plant, and equipment—net	3,168,926	3,218,159

Intangible assets—net	13,583	13,809
Assets from risk management activities	27,842	23,786
Equity method investments	161,640	162,712
Goodwill	—	576,253

Total noncurrent assets	3,371,991	3,994,719

TOTAL	$3,703,938	$4,384,371

(Continued)

THERMAL ASSETS

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

(In thousands)

	2015	2014

LIABILITIES AND PARENT’S EQUITY

CURRENT LIABILITIES:
Trade and other payables	$19,424	$33,055
Payables to affiliates	16,924	72,301
Legal contingency	65,000	65,000
Other current liabilities	56,473	55,986
Liabilities from risk management activities	7,001	43,423
Current portion of long-term debt payable to affiliates	285,847	626,070

Total current liabilities	450,669	895,835

NONCURRENT LIABILITIES:
Long-term debt payable to affiliates	1,094,815	1,076,877
Liabilities from risk management activities	2,859	9,330
Asset retirement obligations	20,297	802
Accrued pension benefit	159	953
Deferred tax liabilities	348,819	303,007
Other noncurrent liabilities	298	180

Total noncurrent liabilities	1,467,247	1,391,149

COMMITMENTS AND CONTINGENCIES (Note 10)

PARENT’S EQUITY:
Parent’s equity in division	1,785,127	2,097,465
Accumulated other comprehensive income (loss)	895	(78)

Total parent’s equity	1,786,022	2,097,387

TOTAL	$3,703,938	$4,384,371

See notes to combined financial statements.	(Concluded)

THERMAL ASSETS

COMBINED STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

(In thousands)

	2015	2014	2013

REVENUES—Electricity and thermal sales	$1,220,522	$1,367,061	$1,101,371

COSTS AND EXPENSES:
Fuel purchases and other costs of operations	652,281	850,524	656,733
Personnel costs	50,361	48,148	47,036
Depreciation and amortization	228,960	215,374	228,587
Other operating expenses—net	135,351	185,630	163,984
Impairments of property, plant, and equipment, goodwill, and intangible assets	576,253	18,608	30,846
Loss on disposal of assets	10,734	7,310	6,292

Total operating costs and expenses	1,653,940	1,325,594	1,133,478

(Income) loss on mark-to-market on commodity contracts	(4,672)	(34,902)	72,531

OPERATING (LOSS) INCOME	(428,746)	76,369	(104,638)

OTHER INCOME (EXPENSE):
Share in net income of equity method investments	46,228	68,425	22,546
Interest expense	(57,639)	(59,229)	(69,911)

Total other (expense) income	(11,411)	9,196	(47,365)

(LOSS) INCOME BEFORE INCOME TAXES	(440,157)	85,565	(152,003)

INCOME TAX (EXPENSE) BENEFIT	(52,659)	(43,582)	58,836

NET (LOSS) INCOME	$(492,816)	$41,983	$(93,167)

OTHER COMPREHENSIVE INCOME:
Cash flow hedges	$124	$223	$3,494
Actuarial gain	650	—	—
Deferred income tax	199	(82)	(1,341)

OTHER COMPREHENSIVE INCOME	973	141	2,153

TOTAL COMPREHENSIVE (LOSS) INCOME	$(491,843)	$42,124	$(91,014)

See notes to combined financial statements.

THERMAL ASSETS

COMBINED STATEMENTS OF PARENT’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

(In thousands)

	Parent’s Equity in Division	Accumulated Other Comprehensive (Loss) Income	Total Parent’s Equity

PARENT’S EQUITY—January 1, 2013	$2,078,811	$(2,372)	$2,076,439

Other comprehensive income	—	2,153	2,153
Net loss	(93,167)	—	(93,167)

Total comprehensive (loss) income	(93,167)	2,153	(91,014)

Net contribution from parent	(1,949)	—	(1,949)

PARENT’S EQUITY—December 31, 2013	1,983,695	(219)	1,983,476

Other comprehensive income	—	141	141
Net income	41,983	—	41,983

Total comprehensive income	41,983	141	42,124

Net contribution from parent	71,787	—	71,787

PARENT’S EQUITY—December 31, 2014	2,097,465	(78)	2,097,387

Other comprehensive income	—	973	973
Net loss	(492,816)	—	(492,816)

Total comprehensive (loss) income	(492,816)	973	(491,843)

Net contribution from parent	180,478	—	180,478

PARENT’S EQUITY—December 31, 2015	$1,785,127	$895	$1,786,022

See notes to combined financial statements.

THERMAL ASSETS

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

(In thousands)

	2015	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(492,816)	$41,983	$(93,167)
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Share in net income of equity method investments	(46,228)	(68,425)	(22,546)
Dividends received from equity method investments	47,300	25,300	26,875
Depreciation and amortization expense	228,960	215,374	228,587
Loss on disposal of assets	10,734	7,310	6,292
(Income) loss on mark-to-market on commodity contracts	(4,672)	(34,902)	72,531
Impairment of property, plant, and equipment, goodwill, and intangibles assets	576,253	18,608	30,846
Accrued pension and other post-retirement costs	(794)	2	(144)
Other items with no cash impact	(245)	1,216	—
Deferred income taxes	45,766	37,698	(61,081)
Accretion expense	141	46	44
Legal contingency	—	45,000	20,000
Changes in non-current liabilities	164	61	1,383
Change in working capital:
Trade and other receivables	7,398	(2,694)	190
Receivables from affiliates	8,307	40,186	41,364
Inventory	5,458	19,260	(10,723)
Assets/liabilities from risk management activities	1,575	(846)	(2,826)
Prepaid expenses	419	1,143	(277)
Trade and other payables	(1,439)	695	(12,861)
Payables to affiliates	(55,377)	(38,077)	(80,443)
Accrued interest	(265)	(315)	154
Other current liabilities	487	4,802	2,494
Net cash provided by operating activities	331,126	313,425	146,692

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(189,683)	(198,567)	(102,666)
Proceeds from disposals of property, plant, and equipment	—	12	—
Net cash used in investing activities	(189,683)	(198,555)	(102,666)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net contribution from parent	180,478	71,787	(1,948)
Repayment of borrowings and debt	(347,471)	(211,575)	(42,223)
Proceeds from long-term borrowings and debt	25,452	24,816	—
Net cash used in financing activities	(141,541)	(114,972)	(44,171)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(98)	(102)	(145)

CASH AND CASH EQUIVALENTS—Beginning of year	144	246	391

CASH AND CASH EQUIVALENTS—End of year	$47	$144	$246

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$54,839	$55,707	$68,758
Cash paid for income taxes	—	—	—
Significant non-cash transactions:	—	—	—
Asset Retirement Obligation addition	19,354	—	—

See notes to combined financial statements.

THERMAL ASSETS

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2015 AND 2014 AND FOR THE YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

1.                   DESCRIPTION OF BUSINESS

These combined financial statements include the following legal entities (ANP Bellingham Energy Company, LLC, ANP Blackstone Energy Company, LLC, ANP ERCOT Acquisition, LLC, ANP Fuel Services, Inc., ANP Funding I, LLC, Armstrong Power, LLC, Calumet Energy Team, LLC, Coleto Creek Power, LP, Coleto LP, LLC, Coleto GP, LLC, Ennis Power Company, LLC, Hays Energy, LLC, Hopewell Cogeneration, LLC, Hopewell Cogeneration Limited Partnership, IPA APT Generation, LLC, IPA Central, LLC, IPA Operations, Inc., Midlothian Energy, LLC, Milford Power, LLC, NEPCO Services Company, Northeastern Power Company, Pleasants Energy, LLC, Prince George Energy Company, LLC, T-Fuels, LLC, Tractebel Associates Northeast LP, Inc., Tractebel Northeast Generation GP, Inc., Troy Energy, LLC, Wharton County Generation, LLC, Wise County Power Company, LLC, Wise-Fuels Pipeline, Inc.) (collectively, “Thermal Assets” or the “Company”) who collectively own certain power-generating facilities as shown in the table below. The Company is engaged in owning and operating retail, industrial, and non-utility wholesale power-generating facilities. The Company is owned by GDF SUEZ Energy North America, Inc. (GSENA or the “Parent”). GSENA is a wholly owned subsidiary of International Power, S.A. (IP), a Belgian company. IP is a wholly owned subsidiary of ENGIE S.A., formerly GDF SUEZ S.A., (ENGIE), a French-domiciled company. As ENGIE owns 100% of IP in 2013, 2014, and 2015, it is considered GSENA’s ultimate parent (the “Ultimate Controlling Party”).

Power-generating facilities included in the Thermal Assets are listed below and are 100% owned, with the exception of the Northeast Energy Associates and North Jersey Energy Associates assets, which are 50% owned.

Power-Generating Facilities	Type	Primary Fuel	Location

ANP Bellingham Energy Company	CCGT	Gas	Bellingham, MA
ANP Blackstone Energy Company	CCGT	Gas	Blackstone, MA
Armstrong Power	GT	Gas/Oil	Shelocta, PA
Northeast Energy Associates—Bellingham	CCGT	Gas/Oil	Bellingham, MA
Calumet Energy Team	GT	Gas	Cook, IL
Coleto Creek Power	CT/Steam	Coal	Fannin, TX
Ennis Power Company	CCGT	Gas	Ennis, TX
Hays Energy	CCGT	Gas	San Marcos, TX
Hopewell Cogeneration	CCGT	Gas/Oil	Hopewell, VA
Midlothian Energy	CCGT	Gas	Midlothian, TX
Milford Power	CCGT	Gas	Milford, MA
Northeastern Power Company (NEPCO)	CT/Steam	Waste Coal	McAdoo, PA
Pleasants Energy	GT	Gas/Oil	Saint Mary’s, WV
North Jersey Energy Associates—Sayreville	CCGT	Gas	Sayreville, NJ
Troy Energy	GT	Gas/Oil	Luckey, OH
Wharton County Generation	GT	Gas	Wharton , TX
Wise County Power Company	CCGT	Gas	Poolville, TX

Combined Cycle Gas Turbine (CCGT)
Combustion Turbine (CT)
Gas Turbine (GT)

GSENA performs management and administrative activities that support the Thermal Assets and all other GSENA entities. These activities include executive oversight, accounting, treasury, tax, legal, procurement, and information technology. These activities are referred to as “GSENA Corporate”. GSENA will be included in the sale described in Note 14, which is not included in the definition of the business for these combined financial statements.

GSENA owns GDF SUEZ Energy Generation North America (GSEGNA). GSEGNA performs support activities for the Thermal Assets and other generation asset entities.

GSENA owns GDF SUEZ Energy Marketing North America (GSEMNA). GSEMNA engages in risk management and brokering activities that support the Thermal Assets and all other business units within GSENA. Activities within GSEMNA that support the Thermal Assets are (i) Gas Storage, which is all related to Thermal Assets, (ii) Local Portfolio Management (LPM), which only supports GSEGNA activities, including Thermal Assets, and (iii) all other activities which support the entirety of GSENA, including Thermal Assets.

For the combined financial statements, GSENA, GSEGNA, and GSEMNA are considered related parties of the Thermal Assets.

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.            Basis of Presentation and Principles of Combination—The combined financial statements include the accounts of the Thermal Assets, which are entities under common control and management. All intercompany transactions and accounts between the Thermal Assets have been eliminated. All affiliate transactions between the Thermal Assets and GSENA and its subsidiaries, have been included in these combined financial statements as related party transactions.

The combined financial statements include certain assets and liabilities that have historically been held at the GSENA level but are specifically identifiable or otherwise attributable to the Company. The Company prepared its combined financial statements using the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company’s combined financial statements have been prepared under the historical cost convention, except for certain derivative financial instruments, share-based compensation, and fixed assets which have been impaired (see Note 4) are measured at fair value. The policies set out below have been consistently applied to all years presented.

Recent Accounting Pronouncements:

Accounting Standards Update (ASU), Revenue from Contracts with Customers (Topic 606). In May 2014, the Financial Accounting Standards Board (FASB) issued revised accounting guidance for revenue recognition from contracts with customers. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. For the Company, this guidance is effective for interim and annual periods beginning after December 15, 2018. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

In July 2015, the FASB issued an update which will require an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This update is effective on a prospective basis for interim and annual periods beginning after December 15, 2016, with early adoption permitted. Inventory is already valued at the lower of cost or net realizable value, so there will be no impact of this update on the combined financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740). This update requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in the classified balance sheet and eliminates the requirement to allocate a valuation allowance on a pro rata basis between gross current and noncurrent deferred tax assets. The Company early adopted the provisions of this ASU, applied retrospectively as of January 1, 2013 as this is the first issuance of the Company’s combined financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update requires the recognition of lease assets and lease liabilities by lessees for leases classified as operating leases under previous U.S. GAAP. For the Company, this guidance is effective for interim and annual periods beginning after December 15, 2019. The Company is currently evaluating the requirements. The ultimate impact of the new standard has not yet been determined.

B.            Use of Estimates—The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues, and expenses, as well as disclosures of contingent assets and liabilities. Significant estimates and judgments affecting the combined financial statements are reviewed on a recurring basis, and we record the effect of any necessary adjustments. Uncertainties with respect to such estimates and judgments are inherent in the preparation of combined financial statements. Estimates and judgments are used in, among other things, (i) developing fair value assumptions to determine the fair value of financial instruments, including derivatives, that are not actively listed on a market, (ii) estimating the useful lives of our assets and asset retirement obligations (AROs), (iii) assessing future tax exposure and the realization of deferred tax assets, (iv) determining amounts to accrue for contingencies, which include expenditure timing, the discount rate applied to future cash flows, and the actual level of expenditure, and (v) valuing the pension assets and liabilities using models with actuarial assumptions. Delineated within the notes to the combined financial statements are areas involving at a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements. Actual results could differ from the estimates. Management believes the estimates and assumptions used are reasonable.

B.1 Allocation of Corporate Expenses—The combined statements of (loss) income and comprehensive (loss) income also includes expense allocations for certain corporate functions performed by GSENA and its subsidiaries which have not been historically allocated to the Thermal Assets, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, and information technology. These expenses were systematically allocated to the Thermal Assets based on the percentage of revenues of the Thermal Assets entities to total GSENA revenues and in certain cases based on headcount. Expenses allocated to the Thermal Assets were $49.7 million, $49.8 million, and $54.6 million for the years ended December 31, 2015, 2014, and 2013, respectively, and are included in other operating expenses—net in the combined statements of (loss) income and comprehensive (loss) income. These amounts are included in net contribution from parent in the combined statements of parent’s equity. Also included in this line are other non-cash adjustments primarily for interest expense, income taxes, and the legal contingency. Intercompany transactions between Thermal and GSENA have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as parent equity. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating balances are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had the Thermal Assets been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Thermal Assets had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

C.            Cash and Cash Equivalents—Cash and cash equivalents comprise cash on hand, deposits held on call with banks, and other short-term and highly liquid investments with original maturities of three months or less. Bank overdrafts are included in trade and other payables in the combined balance sheets.

D.            Cash Pool Arrangement—GSENA addresses cash flow needs of its subsidiaries by participating in a cash pool arrangement. The terms of the cash pool arrangement are determined by ENGIE. The cash pool provides for the subsidiaries of GSENA with excess funds to temporarily loan funds into the cash pool so that subsidiaries in need of funds can temporarily borrow from the pool. The Thermal Assets utilized this arrangement. In 2013, 2014, and 2015, interest was earned at the London Interbank Offered Rate (LIBOR) plus or minus a spread of basis points (bps) ranging from plus 5 bps to minus 9 bps if the subsidiary is a net lender to cash pool. Interest was paid at LIBOR plus a spread of bps ranging from 37 bps to 75 bps if the subsidiary is a net borrower from the pool. On a combined basis, the Thermal Assets borrowed $265.4 million and $306.7 million at December 31, 2015 and 2014, respectively, which is included in the current portion of long-term debt. Interest expense related to the cash pool arrangement was $3.1 million, $3.7 million, and $1.1 million for the years ended December 31, 2015, 2014, and 2013, respectively. The outstanding cash pool balance will be repaid using funding from a capital injection from GSENA before the close of the sale described in Note 14.

E.            Inventory—Inventories are measured at the lower of cost or net realizable value. Natural gas and other fuel inventories are determined using the first-in, first-out method or weighted-average cost method.

Since emission rights are consumed in the production process, they are classified as inventory. Emission rights granted free of charge are recorded in the combined balance sheets at a zero value, and emission rights purchased are recognized at acquisition cost.

Major classes of inventory at December 31, 2015 and 2014 were as follows (in thousands):

	2015	2014

Natural gas	$35,608	$42,016
Oil	27,439	37,200
Coal	25,571	21,068
Spare parts—current	22,166	11,772
Greenhouse gas—emission rights	182	4,368

Total inventory	$110,966	$116,424

F.             Derivatives and Risk Management—The Company’s overall risk management program focuses on the unpredictability of commodity and financial markets and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative instruments to hedge certain risk exposures, such as interest rates and commodity prices. Derivatives are recognized and measured in accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging (ASC 815). (See Note 6)

F.1 Definition and Scope of Derivative Instruments—Derivative instruments include swaps, options, futures and swaptions, as well as forward commitments to purchase or sell listed and unlisted securities, and firm commitments or options to purchase or sell nonfinancial assets that involve physical delivery of the underlying commodity. Electricity and natural gas purchase and sale contracts are analyzed systematically to determine whether they represent purchases and sales arising in the normal course of business, whereby they may not fall within the scope of ASC 815.

There are three different ways to account for these types of contracts: (i) as an accrual contract, if the criteria for the “normal purchase, normal sale” (NPNS) exception are met and documented; (ii) as a cash flow or fair value hedge, if the criteria are met and documented; or (iii) as a mark-to-market contract with changes in fair value recognized in current period earnings. All derivative commodity contracts that do not qualify for the NPNS exception are recorded at fair value in risk management assets and liabilities on the combined financial statements with the associated changes in fair value recorded currently in earnings.

F.2 Contracts Qualifying for the NPNS Exception—Contracts that are held for the purpose of the receipt or delivery of a non-financial item in accordance with the Company’s expected purchase, sale or usage requirements qualify for the NPNS scope exception. The contracts must physically settle, have contract terms in line with the entity’s requirements or business needs and an assessment and conclusion must be documented. Income recognition and realization related to NPNS contracts generally coincide with the physical delivery of the commodity. For contracts qualifying for the NPNS exception, no recognition of the contract’s fair value in the combined financial statements is required as long as it remains probable that the contract will not settle net and will result in physical delivery.

F.3 Cash Flow Hedge Accounting: Recognition and Presentation—Derivative instruments qualifying as a cash flow hedge are recognized in the combined balance sheet and measured at fair value. Cash flow hedges are hedges of the exposure to variability in cash flows that could affect the Company’s income. The hedged cash flows may be attributable to a particular risk associated with a recognized financial or nonfinancial asset or a highly probable forecasted transaction. The portion of the gain or loss on the hedging instrument determined to be an effective hedge is recognized directly in equity, net of tax, while the ineffective portion is recognized in income. Gains or losses accumulated in equity are reclassified to the combined statements of income under the same caption as the loss or gain on the hedged item (i.e. electricity and the Company’s sales and fuel purchases and other costs of operations for operating cash flows and other financial expenses, net for other cash flows) within the same periods the hedged cash flows affect income. When the hedging relationship is discontinued due to the hedge no longer being considered effective, the cumulative gain or loss on the hedging instrument remains separately recognized in equity until the forecasted transaction occurs. However, when a forecasted transaction is probable of not occurring, the cumulative gain or loss on the hedging instrument is recognized immediately in the line item on the combined statement of income where the forecasted transaction was expected to be recorded.

F.4 Derivative Instruments Not Qualifying for NPNS exception or Hedge Accounting—These items mainly concern derivative instruments used in economic hedges that have not been, or are no longer, documented as hedging relationships for accounting purposes. When a derivative instrument does not qualify, or no longer qualifies, for hedge accounting, changes in fair value are recognized directly in earnings, under mark-to-market on commodity contracts in the combined statements of income for derivative instruments with nonfinancial assets as the underlying, and in other financial expenses, net for interest rate derivatives.

F.5. Balance Sheet Offsetting—The Company offsets recognized derivative assets and liabilities as permitted when the ability and intent to settle such assets and liabilities on a net basis exists. Netting occurs on an entity and counterparty basis.

G.           Fair Value Instruments—Fair Value of Financial Instruments and Derivatives—Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company utilizes the market approach and income approach to measure the fair value of commodity derivative instruments. Inputs include quoted prices and forecasted market prices. For liabilities measured at fair value, the Company considers the existence of inseparable third-party credit enhancements in the fair value measurement of the liability. As of December 31, 2015 and 2014, the Company had no inseparable third-party credit enhancements.

The Company classifies the fair value measurements in its combined financial statements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The hierarchy splits measurements into three levels. Level 1 includes only those fair value measurements that are taken directly from unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 includes inputs other than quoted prices included in Level 1 that are observable either directly or indirectly. Finally, Level 3 inputs are those that are not based on observable market data. Periodically throughout the year, the Company reviews the availability of third party quotes and other market data for each of the price curves used in forward contract valuation.

Assets and liabilities reflect the total fair value for all maturities of individual financial instruments and derivatives, and are calculated based on the fair value of each contract.

H.           Property, Plant, and Equipment—Property, plant, and equipment is recorded at historical cost and includes all expenditures necessary to prepare an asset for operation, including qualifying interest incurred during the construction period.

Depreciation is computed using straight-line methods over the following estimated useful lives of the assets:

	Main Depreciation Period (Years)
	Minimum	Maximum
Plant and equipment:
Generating plants and equipment:
General component (engineering, steam turbines and boiler, gas turbines, etc.)	15	50
Turbine and rotor blades	4	30
IT equipment	3	5
Transportation	2	10
Foundation and structures	20	99
Other property, plant, and equipment	2	30

Gains and losses on sales of individual assets or asset groups are reflected in loss on disposal of assets in the combined statements of income and comprehensive income.

The Company has entered into various long-term service agreements (LTSA) and long-term warranty agreements (LTWA) whereby it pays a periodic fee for routine maintenance, major maintenance, and replacement of specific parts covered under the various agreements. The Company has elected to account for these costs under the deferral method and recognize property, plant, and equipment. The fees paid under these agreements that relate to parts and major maintenance are recorded as a prepaid expense and included in prepaid expenses in the combined balance sheets until the maintenance is performed, at which time they are reclassified to property, plant and equipment or operating and maintenance expense, as appropriate. Prepaid expenses related to major maintenance, respectively, were $103.8 million and $96.9 million as of December 31, 2015 and 2014. If major maintenance services are performed for an amount above the prepaid balance, a liability is recorded for that payable due and is included in trade and other payables in the combined balance sheets. Payables related to major maintenance, respectively, were $8.6 million and $20.9 million as of December 31, 2015 and 2014. The changes in balances of the prepaid expenses and payables related to major maintenance are included in investing activities on the combined statement of cash flows. Costs related to routine maintenance are expensed when incurred.

I.                Goodwill—The Thermal Assets are a single reporting unit for purposes of goodwill impairment testing. Goodwill is measured as the excess of the aggregate of (1) the consideration transferred; (2) the amount of a non-controlling interests in the acquiree; and (3) in a business combination achieved in stages, the acquisition-dated fair value of the previously held equity interest in the acquiree; over the net of the acquisition-date fair values of the identifiable assets acquired and the liabilities assumed. The Thermal Assets were previously part of one larger reporting unit at the Parent. For any acquisitions that resulted in goodwill, it was recorded at the Parent. Goodwill was allocated to the Thermal Assets for the specific entities for which their initial acquisition resulted in goodwill. Goodwill was fully impaired in 2015. See Note 2 K.

J.              Intangibles—The Company carries intangible assets at cost, less any accumulated amortization and any accumulated impairment losses. Costs incurred to renew or extend the terms of an intangible asset are accounted for as an intangible asset. The majority of the Company’s intangible assets are water rights and have an indefinite life, as there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows. The carrying amount of water rights is $13.6 million for all periods presented and there have been no historical impairments.

K.           Impairment of Property, Plant, and Equipment, Goodwill, and Intangible Assets—The carrying value of property, plant and equipment, goodwill, and intangible assets is assessed to determine if an impairment is indicated when events or changes in the market environment or on internal sources of information indicate that the carrying value of such assets may not be recoverable. Items of property, plant, and equipment, goodwill and intangibles are tested for impairment at the asset group level.

If any such indication of impairment exists, the Company makes an estimate of its recoverable amount. An asset’s recoverable amount is the higher of its fair value, less costs to sell, or its value-in-use. Value-in-use is primarily determined based on the present value of future operating cash flows and a terminal value. Standard assumptions are used, including:

•                  Discount rates based on the specific characteristics of the operating entities concerned; and

•                  The terminal values in line with the available market data specific to the operating segments concerned and growth rates associated with these terminal values, not to exceed the inflation rate.

Discount rates are determined on a post-tax basis and applied to post-tax cash flows. The recoverable amounts calculated on the basis of these discount rates are the same as the amounts obtained by applying the pre-tax discount rates to cash flows estimated on a pre-tax basis.

Upon recognition of an impairment loss, the depreciable amount, and possibly the useful life of the property, plant, and equipment item, is revised. Impairment losses are recorded in the impairment of property, plant, and equipment, goodwill, and intangible assets line in the combined statements of (loss) income and comprehensive (loss) income (see Note 4).

In testing the goodwill of each reporting unit, the fair value of the reporting unit is compared to the carrying value of its assets, including goodwill. If the fair value of the reporting unit is less than its carrying value, the fair value of the reporting unit is then measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. An impairment loss is recognized for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of that goodwill after adjusting for any impairment of indefinite-lived intangible assets or long-lived assets. The Company has determined that it has one reporting unit.

In the annual goodwill impairment testing, fair value is determined using an income approach. The Company’s estimate of the cash flows the operations will generate in future periods forms the basis for most of the significant assumptions inherent in the impairment reviews and was developed using significant unobservable inputs (Level 3). The valuation technique used is a discounted cash flow method based on management’s estimates of forecasted cash flows, with those cash flows discounted to present value using a rate commensurate with the risk of those cash flows. Assumptions (e.g., cost of capital, growth rate into perpetuity, forecasted revenue, operating costs, and forecasted capital expenditures) used by management were similar to those that would be used by market participants performing valuations of the business and were based on analysis of current and expected economic conditions.

At December 31, 2015, the Thermal Assets were included in a disposal group that was classified as held-for-sale by its Ultimate Controlling Party due to the pending sale discussed in Note 14. This qualified as a triggering event to review goodwill for impairment at December 31, 2015. Due to the pending sale, the fair value was determined by using the market approach (Level 3) and the purchase price offered for the Thermal Assets was used. The result of the test was a full impairment of goodwill in the amount of $576.3 million which was the excess of the carrying amount of goodwill over its implied fair value as calculated in the annual impairment test.

L.            Other Current Liabilities—Other current liabilities are comprised of accruals for property taxes, personnel costs, and severance that are payable in less than one year.

M.         Revenue Recognition—Revenues from the sale of electricity and thermal power are recorded based upon output delivered at rates specified under long-term power supply contracts, rate orders, or market-based prices determined by the relevant power exchange. Capacity payments received under certain long-term energy contracts are fixed, rather than being based on volumes. The fixed amount changes over the term of the contract. Revenues from these contracts are recognized on a straight-line basis because, in substance, the fair value of the services rendered does not vary from one period to the next. Income received for site use fees and licensing of the Coleto Creek plant and proceeds received for property claim and business interruption insurance are recorded in Other Operating Expenses—net.

N.            Income Taxes—The Company is included in the consolidated tax return of GSENA. For the preparation of these combined financial statements, the Company has used the separate-return method. In doing so, the Company uses the asset and liability method to account for its deferred income taxes. Deferred income taxes are provided for temporary differences between the tax basis of assets and liabilities and their basis for financial statement purposes by applying the statutory rates in effect at the consolidated balance sheet date. Income tax penalties and interest assessments are accrued as tax expense in the period that the Company records a liability related to uncertain tax positions.

O.           Asset Retirement Obligations—The Company records an ARO as a liability, in accordance with ASC 410, Asset Retirement and Environmental Obligations, in the period in which it incurs a legal obligation for the retirement of tangible long-lived assets, coupled with a corresponding asset that is depreciated over the life of the asset. After the initial measurement of the ARO, the liability will be adjusted, or accreted, during each reporting period to reflect changes in the estimated future cash flows underlying the obligation (see Note 9).

P.             Postemployment Benefit Obligations and Other Long-Term Employee Benefits—The Thermal Assets do not have postemployment plans. Plans are held at GSENA, and liabilities and expenses relating to the Company employees have been allocated to the Company. The cost of defined contribution plans is expensed based on the amount of contributions payable in the period. Obligations concerning defined benefit plans are assessed on an actuarial basis using the projected unit credit method. Actuarial gains and losses resulting from changes in actuarial assumptions and experience adjustments are recognized directly in equity and are shown in the combined statements of income and comprehensive (loss) income.

Q.           Share-Based Payments—Share-based payments made in consideration for services provided are recognized as personnel costs. These services are measured at the fair value of the instruments awarded. Share-based payment plans include share appreciation rights, bonus share plan, and employee share purchase plans. Share appreciation rights and employee share purchase plans are cash-settled instruments, and the bonus share plan is an equity-settled instrument. The Company does not have its own share-based compensation plan, but participates in the plans of ENGIE. Amounts relating to the Company employees were allocated based on headcount to fairly present the expenses of the Company employees.

3.                   INCOME TAXES

The income tax provision for the years ended December 31, 2015, 2014, and 2013 consists of the following (in thousands):

Income Tax (Expense) Benefit Items	2015	2014	2013

Current:
Federal	$(1,453)	$(1,963)	$(38)
State	(5,440)	(3,921)	(2,207)

	(6,893)	(5,884)	(2,245)

Deferred:
Federal	(43,740)	(35,152)	49,743
State	(2,026)	(2,546)	11,338

	(45,766)	(37,698)	61,081

Total tax (expense) benefit	$(52,659)	$(43,582)	$58,836

A reconciliation between the theoretical income tax (expense) benefit and the Company’s actual income tax (expense) benefit for the years ended December 31, 2015, 2014, and 2013 (in thousands):

	2015	2014	2013

Income tax benefit (expense), computed at the statutory rate of 35%	$154,055	$(29,948)	$53,201
Increase (decrease) in income taxes resulting from:
Goodwill impairment	(201,689)	—	—
State and local tax - net of federal income tax effect	(5,390)	(3,080)	3,429
Non-deductible penalties	—	(9,555)	—
Rate revaluation	1,040	(461)	2,595
Other items - net	(675)	(538)	(389)

Total tax (expense) benefit	$(52,659)	$(43,582)	$58,836

Analysis of the deferred tax position for the years ended December 31, 2015 and 2014 is as follows (in thousands):

	2015	2014

Deferred tax assets:
Tax credit and NOL carryforwards	$165,841	$190,963
Nondeductible reserves and accruals	24,051	23,516
Intangible assets	1,704	2,622
Other items - net	273	318

Deferred tax assets	191,869	217,419

Deferred tax liabilities:
Property, plant, and equipment	(514,002)	(488,097)
Derivative instruments	(24,522)	(29,599)
Inventory and other assets	(1,879)	(2,730)
Other items - net	(285)	0

Deferred tax liabilities	(540,688)	(520,426)

Net deferred tax liability	$(348,819)	$(303,007)

The Thermal Assets have significant net operating loss carryforwards in the federal and state jurisdictions. For purposes of these combined financial statements, the carryforwards and related deferred tax assets have been determined using the separate return method. Actual net operating losses remaining, as well as expiration dates, could differ from the amounts reported in these combined financial statements due to the income and losses of the Thermal Assets being offset by income and losses of other entities within the GSENA consolidated filing group.  These carryforwards begin to expire in 2024.

The Thermal Assets are subject to taxation in the United States and various state jurisdictions. As of December 31, 2015, the Thermal Assets tax years of 2012, 2013, 2014, and 2015 are subject to examination by the tax authorities.

4.                   PROPERTY, PLANT, AND EQUIPMENT

Details of property, plant, and equipment at December 31, 2015 and 2014 are as follows (in thousands):

	2015	2014
Land	$28,666	$28,666
Plant and equipment	4,325,188	4,198,959
Spare parts	39,090	43,048
Construction in progress	56,440	62,727

Property, plant, and equipment	4,449,384	4,333,400

Accumulated depreciation	(1,280,458)	(1,115,241)

Property, plant, and equipment—net	$3,168,926	$3,218,159

Total interest costs incurred for the years ended December 31, 2015 and 2014 were $53.0 million and $55.6 million, respectively. There was no interest capitalized on construction-in-progress expenditures for the years ended December 31, 2015 and 2014, respectively.

Depreciation expense for the years ended December 31, 2015, 2014, and 2013 was $228.7 million, $215.0 million, and $228.3 million, respectively.

The Company recorded impairment expense of property, plant, and equipment at the NEPCO facility of $18.6 million and $30.8 million for the years ended December 31, 2014 and 2013, respectively, primarily related to depressed dark spreads. For the method used to calculate the fair value, refer to Note 2 K.

The Company also transferred $65.0 million and $32.8 million from prepaid expenses to property, plant, and equipment related to maintenance performed under LTSAs in 2015 and 2014, respectively.  $1.4 million and $30.6 million was transferred from other payables to property, plant, and equipment in 2015 and 2014, respectively, related to maintenance performed under LTWAs (see Note 2 H). Thermal Assets accrued an insignificant amount of non-maintenance property, plant, and equipment costs in 2015 and 2014.

4.2 Capital Commitments—In the ordinary course of operations, the Company enters into commitments related to the purchase or construction of property, plant, and equipment. The Company’s projected committed capital expenditures for maintenance performed under LTSAs are $1.1 billion.

5.                   EQUITY METHOD INVESTMENTS

The Company has one investment in a joint venture, Northeast Energy LP (NELP). The Company owns 50% of the equity interest, voting rights, and legal ownership interest of NELP and accounts for its interest using the equity method. NELP wholly owns the Northeast Energy Associates and North Jersey Energy Associates, LP.

Key Figures of NELP—As of December 31, 2015, 2014, and 2013, the key figures of NELP presented on a 100% basis, are as follows (in thousands):

	Northeast Energy LP Twelve Months Ended
	December 31,	December 31,	December 31,
	2015	2014	2013
Revenue	$154,859	$166,825	$161,289
Cost of sales	(13,265)	(35,067)	(60,038)
Operating income	96,108	82,677	51,221
Net income	75,595	156,048	45,093

	As of
	December 31,	December 31,
	2015	2014
Total non-current asset	437,761	460,730
Total current asset	86,693	131,285
Total non-current liabilities	62,644	90,207
Total current liabilities	14,414	35,408
Total equity	447,395	466,400

The Company’s share of the underlying equity of NELP is not equal to its ownership percentage in NELP due to a disproportionate distribution of earnings compared to the underlying equity interests.

6.                   RISK MANAGEMENT ACTIVITIES

6.1 Risk Management Activities—The Company utilizes a variety of financial and physical instruments to mitigate its exposures to market risk created by the Company’s physical generation and financing activities. Those market risks include exposures to interest rates and energy and energy-related commodity prices. Risk management activities are broadly defined by two major categories—financial and commodity.

Financial Risk Management Derivatives—The Company manages its exposure to fluctuations in interest rates using an interest-rate swap. It effectively converts a portion of its floating-rate debt to a fixed-rate basis, thus reducing the impact of interest rate changes on future income. The agreement involves the receipt of floating-rate amounts in exchange for fixed-rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The interest-rate swap is accounted for as a cash flow hedge designated at inception, with changes in fair value captured directly in equity until the hedged transactions occur and are recognized in earnings. The interest-rate swap expired in 2015.

ENGIE entered into warrant agreements under which it will receive cash to settle its liability incurred via stock appreciation rights issued to employees. The Company has been allocated a portion of the liability and associated warrant agreements based on headcount. The fair value of the warrants for the

Company as of December 31, 2015 and 2014 was $0.3 million and $1 million, respectively, which was included in risk management assets on the combined balance sheets as of such dates. The Company recognized the warrants’ change in value in personnel costs. The counterparty to those warrants is an investment-grade entity, and those warrants will continue to settle in 2016.

Commodity Risk Management Derivatives—The Company manages commodity price risk arising from changes in fuel costs and future electricity prices related to its power-generating facilities.

The Company uses commodity swap and option contracts, forward physicals, and futures to manage its price risk exposure related to natural gas and coal purchases for its power plants. Under the swaps and futures, the Company pays a fixed price and receives a floating price, which effectively fixes the price it will pay for the natural gas.

The Company enters into commodity swap and option contracts and forward physicals to mitigate its exposure to the effect of changes in future electricity prices on its power plants’ sales. Under the swaps, the Company pays a variable price and receives a fixed price, which effectively fixes the price to be received for the electricity.

Other Commodity Contracts—The Company’s physical electricity capacity sales contracts and gas and power contracts qualify for the election of the NPNS scope exception. Under the NPNS exception, the Company’s physical electric capacity contracts fair value is not recognized in the combined balance sheets.

The Company’s financial and commodity derivative results as of December 31, 2015, 2014 and 2013, are as follows (in thousands):

	2015			2014			2013
	Income	Expenses	Net	Income	Expenses	Net	Income	Expenses	Net
Commodity derivative income (loss):
Unrealized change in undesignated hedges	$6,256	$—	$6,256	$36,710	$—	$36,710	$—	$(72,531)	$(72,531)
Unrealized change in value of commercial contracts mark to market	—	(1,584)	(1,584)	—	(1,808)	(1,808)	—	—	—
Mark to market on commodity contracts	$6,256	$(1,584)	$4,672	$36,710	$(1,808)	$34,902	$—	$(72,531)	$(72,531)
Total derivative income (expense)	$6,256	$(1,584)	$4,672	$36,710	$(1,808)	$34,902	$—	$(72,531)	$(72,531)

A summary of the Company’s outstanding commodity derivative volumes is shown below as of December 31, 2015, 2014, and 2013. The volumes disclosed represent the notional volumes of commodity contracts excluding NPNS (in thousands):

	2015	2014	2013
Electricity (MWh)	$(23,531)	$(28,660)	$(28,426)
Natural Gas (MMBtu)	88,593	154,573	63,095
Coal (Metric Ton)	—	2,000	220

Balance Sheet Treatment—The Company accounts for its derivatives at fair value on the combined balance sheet. A summary of the Company’s derivative current and noncurrent assets and liabilities as of December 31, 2015 and 2014 is as follows (in thousands):

	2015			2014
	Asset	Liability	Total	Asset	Liability	Total
Derivatives at fair value through income:
Derivative instruments (including commodity derivatives)—gross undesignated hedges	$169,570	$(92,201)	$77,369	$225,004	$(152,084)	$72,920
Undesignated Hedges Netting	(83,925)	83,925	—	(101,263)	101,263	—
Derivative instruments—commercial contracts	—	(1,584)	(1,584)	—	(1,808)	(1,808)
Derivative instruments—warrants	299	—	299	1,026	—	1,026

Total derivatives at fair value through income	85,944	(9,860)	76,084	124,767	(52,629)	72,138

Designated hedges:
Financial	—	—	—	—	—	—

Total designated hedges	—	—	—	—	(124)	(124)

Total derivatives	$85,944	$(9,860)	$76,084	$124,767	$(52,753)	$72,014

Current asset (liability)	$58,102	$(7,001)	$51,101	$100,981	$(43,423)	$57,558
Noncurrent asset (liability)	27,842	(2,859)	24,983	23,786	(9,330)	14,456

Total derivatives	$85,944	$(9,860)	$76,084	$124,767	$(52,753)	$72,014

Commercial contracts marked to market as disclosed in the table above refers to contracts that support the Company’s core business lines, but are required to be marked to market under ASC 815, as they are not scoped out of ASC 815 under the NPNS exception, and they do not qualify as accounting hedges. These contracts include short-term and medium-term purchases of natural gas and coal with volumetric variability. The realized expense from these commercial contracts represent physical settlement of these contracts at contract prices, and is recorded in fuel purchases and other costs of operations with the remainder of the Company’s commercial activity.

Accounting for Cash Flow Hedges—For derivatives not designated as cash flow hedges, the Company immediately recognizes changes in the fair value of nonhedge derivatives in the (income) loss on mark-to-market on commodity contracts line of the combined statements of (loss) income and comprehensive (loss) income.

The Company recognizes the effective portion of changes in fair values of derivatives appropriately documented as cash flow hedges of forecasted transactions in equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value is recognized in earnings in the period of change.

The movements in other comprehensive income (loss) resulting from the Company’s cash flow hedge activity, including the recognition of ineffectiveness in earnings as of December 31, 2015, 2014 and 2013, are as follows (in thousands):

	2015	2014	2013
Other comprehensive income (loss) movements:
(Loss) recognized in equity—effective portion of the hedge	$—	$(54)	$(346)
Gain in equity from reclasses to income—settlement	124	277	3,840

Total	$124	$223	$3,494

Profit and loss—gains recognized for hedge ineffectiveness	$—	$—	$—

Accounting for the Settlement of Risk Management Derivatives—When the Company realizes its mark-to-market assets and liabilities related to its risk management activities, it records that settled result in operating earnings. The Company reflects electricity and steam sales as electricity and thermal sales and records the cost of purchasing fuel commodities to satisfy those sales in fuel purchases and other costs of operations in the combined statements of (loss) income and comprehensive (loss) income. For the years ended December 31, 2015, 2014 and 2013, the Company recorded the settlement of risk management derivatives as follows (in thousands):

	2015	2014	2013
Revenues—electricity and thermal sales	$155,320	$85,727	$68,637

Costs and expenses—
Fuel purchases and other costs of operations	33,691	50,504	107,863

Operating income	189,011	136,231	176,500

Interest expense	(124)	(277)	(3,840)

Income before income taxes	$188,887	$135,954	$172,660

6.2 Market and Liquidity Risk—The commodity and financing activities of GSENA, which includes the Company, are subject to the risk of changes in forward commodity prices. GSENA has established and monitors various controls to manage its risk. A risk committee composed of members of senior management meet at least monthly to analyze any transaction that is not explicitly approved by documented hedging policies.

Market risk arising from commodity derivative instruments utilized in risk management activities is assessed, measured, and managed using sensitivity analysis, together with other market risk exposure indicators.

Because the Company’s risk management activities contractually obligate it to exchange commodities and cash flows based on commodity prices at future dates, the Company is exposed to the risk that it will not be able to purchase or sell commodities at those dates to fulfill its obligations. That liquidity risk can limit the ability to mitigate market price risk exposure. The Company applies a valuation reserve to adjust the fair value of its mark-to-market commodity assets and liabilities to fair value.

6.3 Major Customers and Concentrations of Credit Risk—Credit risk relates to the risk of loss associated with nonperformance by counterparties. The Company entities transact with GSEMNA and GSEMNA transacts with third party counterparties. GSEMNA is considered a related party with the Company. As such, a significant concentration of credit risk for the Company is with GSEMNA, with a maximum exposure of $85.9 million and $123.1 million as of December 31, 2015 and 2014, respectively. The exposure does not include NPNS contracts. The Company is exposed to an insignificant amount of credit risk with utility and industrial off takers and other third party counterparties. The Company mitigates the risk of its credit exposure with GSEMNA through the use of standardized master agreements that allow for netting of exposures across commodities and termination upon the occurrence of certain events of default. These agreements allow the Company to settle accounts receivable and payable from GSEMNA on a net basis, thereby reducing a potential credit loss arising from GSEMNA.

GSEMNA is exposed to credit risk with third party counterparties. Credit exposure is monitored daily and the financial condition of counterparties is reviewed periodically. Credit enhancements, such as parental guarantees, letters of credit, and margin deposits, are utilized to limit GSEMNA’s credit exposure. GSEMNA posts broker margin and cash collateral with counterparties.

GSENA establishes credit risk policies, which are carried out by GSEMNA. Credit risk policies govern the management of credit risk and establishes controls to determine and monitor the appropriateness of these limits on an ongoing basis. GSENA’s risk mitigation tools include, but are not limited to, the use of standardized master contracts and agreements that allow for netting of exposures across commodities, and termination upon the occurrence of certain events of default.

Some of the power-generating facilities have one primary utility or industrial customer under a long-term contract. The Company does not believe that these customers represent a significant credit risk. However, changes in economic, regulatory, or other factors could have a significant effect on the Company’s contractual relationships. Successful financial operations of these plants are largely dependent on the continued performance by customers and suppliers of their obligations under the relevant power sales contract and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company’s long-term power sales contracts was modified or terminated, the Company would be adversely affected to the extent that it might be unable to find other customers at the same level of contract profitability.

Furthermore, no significant past due financial asset is impaired. The Company assesses financial assets for impairment once those assets have become past due for greater than 60 days. The impairment assessment takes into account the creditworthiness of the applicable counterparty and circumstances that caused the asset to become past due.

The following tables demonstrates the impacts of offsetting recognized derivative assets and liabilities as permitted when the ability and intent to settle such assets and liabilities on a net basis exists:

	December 31,
	2015		2014
	Risk Management		Risk Management
(In thousands)	Assets	Liabilities	Assets	Liabilities
Gross derivatives balances	$169,869	$(93,785)	$226,030	$(154,016)
Impact of netting agreements	(83,925)	83,925	(101,263)	101,263

Total net amount	$85,944	$(9,860)	$124,767	$(52,753)

GSENA computes an obligation reserve for its financial liabilities based upon the expected occurrence of default using the credits ratings of ENGIE and affiliated Companies. GSENA’s obligation reserve and the Company’s share is insignificant in comparison to GSENA’s and the Company’s carrying amount of financial liabilities. As GSEMNA contracts directly with third party counterparties, the Company does not have cash collateral and margin posted, guarantees, letter of credit or other collateral. The carrying amounts of the Company’s financial liabilities are representative of the obligation at maturity.

7.                   FAIR VALUE MEASUREMENTS

The Company’s combined financial instruments and derivatives consist primarily of cash and cash equivalents, trade receivables, accounts payable, debt instruments, and commodity instruments. The book values of cash and cash equivalents, trade receivables, and accounts payable are representative of their respective fair values due to the short-term nature of these instruments.

Fair Value of Derivatives—The Company’s fair value measurements by level as of December 31, 2015 and 2014 are as follows (in thousands):

	Level 1	Level 2	Level 3	Total

Fair value by level as of December 31, 2015:
Portfolio management:
Derivative assets	$27,118	$142,751	$—	$169,869
Derivative liabilities	(18,433)	(75,352)	—	(93,785)

Total December 31, 2015	$8,685	$67,399	$—	$76,084

	Level 1	Level 2	Level 3	Total

Fair value by level as of December 31, 2014:
Portfolio management:
Derivative assets	$71,341	$154,689	$—	$226,030
Derivative liabilities	(74,431)	(79,585)	—	(154,016)

Total December 31, 2014	$(3,090)	$75,104	$—	$72,014

Contract values are not presented on a net basis by counterparty as on the combined balance sheet.

In 2015 and 2014, the Company did not recognize any transfers into or out of Level 1 and did not recognize any Level 3 inputs related to unobservable market data, except for goodwill (see Note 2 K).

Fair values of Financial Instruments—The Company’s carrying value of long-term fixed-rate debt and estimated fair values of long-term fixed-rate debt were as follows (in thousands):

	December 31,
	2015		2014
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Long-term fixed-rate debt	$1,092,366	$1,104,989	$1,083,327	$1,120,813

8.                   DEBT AND BORROWINGS

		Rate at December 31,
	Maturity	2015	2014	2015	2014

Affiliated debt:
Revolving line of credit related to Wise	2015	—%	2.26%	$—	$224,100
Revolving line of credit related to Ennis	2015	—	2.26	—	11,000
Revolving line of credit related to Wharton	2017	1.83	1.77	8,000	8,000
Term loan related to Ennis	2015	—	1.70	—	44,481
Term loan related to Coleto Creek	2017	4.11	4.11	750,750	767,250
Term loan related to IPA Central	2017	3.98	3.98	295,750	302,250
Term loan related to Troy	2023	3.03	3.03	12,200	13,827
Term loan related to Armstrong	2024	2.65	1.30	15,689	5,000
Term loan related to Pleasants	2024	2.65	1.30	15,373	5,000
Term loan related to Hopewell	2020	2.28	1.12	2,604	176
Cash Pool	2016	0.67	0.46	265,433	306,734

Total debt before accrued interest				1,365,799	1,687,818

Accrued interest				14,863	15,129

Total debt				1,380,662	1,702,947

Less current portion of long-term debt				285,847	626,070

Total long-term debt				$1,094,815	$1,076,877

8.1 Notes Payable to Affiliate—The Company has a revolving line of credit with GSENA, which has a mirrored line of credit with ENGIE CC, formerly known as GDF SUEZ CC, an affiliate, for $8 million at December 31, 2015. In 2015, the outstanding amount of the revolving lines of credit related to Wise and Ennis were repaid in full. The amount outstanding under the credit lines is included in long-term debt payable to affiliates and current portion of long-term debt payable to affiliates at December 31, 2015 and 2014, as appropriate.

In 2016, the maturity date of the revolving line of credit related to Wharton was extended to 2017. GSENA intends to repay the Wharton note to ENGIE CC before the sale described in Note 14 using proceeds from scheduled asset sales. Subsequently, GSENA will have a note receivable from Thermal Assets for these notes, which will remain when the sale described in Note 14 occurs, however, this will not require a cash outflow from the Thermal Assets.

8.2 Term Loans with Affiliate—The Company has term loans with ENGIE CC. All borrowings outstanding as of December 31, 2015 under the term loans bear interest at a fixed rate. In 2015, the term loan related to Ennis was repaid in full. The amounts outstanding under the term loans are included in long-term debt payable to affiliates and current portion of long-term debt payable to affiliates at December 31, 2015 and 2014, as appropriate.

In 2016, the term loans related to Coleto Creek and IPA Central were novated to GSENA. In consideration for the novation, Coleto Creek and IPA Central executed term loans with GSENA, expiring in 2017 (see Note 14).

GSENA intends to repay the Coleto Creek and IPA Central notes to ENGIE CC before the sale described in Note 14 using proceeds from scheduled asset sales. Subsequently, GSENA will have a note receivable from Thermal Assets for these notes, which will remain when the sale described in Note 14 occurs, however, this will not require a cash outflow from the Thermal Assets.

Troy, Armstrong, Pleasants, and Hopewell entered into credit facility agreements with GSENA for their blackstart capability. In 2014, the Troy facility converted to a term loan. In 2015, the remaining facilities converted to term loans. The amounts outstanding under the term loans are included in long-term debt payable to affiliates and current portion of long-term debt payable to affiliates at December 31, 2015 and 2014, as appropriate.

8.3 Interest Rate Swaps—GSENA, on behalf of Wise, entered into an interest-rate swap agreement for a notional principal amount of $224 million at December 31, 2014. This agreement effectively changes the variable interest rate to a fixed rate of 2.57% at December 31, 2014 on the portion of the debt covered by the notional amount. The agreement expired in September 2015. The balances related to the swap have been included in the Thermal Assets combined balance sheets as of December 31, 2014.

The Company was exposed to interest rate fluctuations on approximately $273.4 million and $604.5 million of variable rate debt at December 31, 2015 and 2014, respectively.

8.4 Letters of Credit—At December 31, 2015 and 2014, GSENA has letters of credit available and issued for operational obligations for its subsidiaries and affiliates. The Company benefits from the letters of credit.

8.5 Scheduled Maturities—Scheduled maturities of borrowings as of December 31, 2015 are as follows (in thousands):

Years Ending December 31	Maturities
2016	$285,847
2017	1,060,052
2018	5,552
2019	5,552
2020	5,788
Thereafter	17,871

Total borrowings including accrued interest	$1,380,662

9.                   ASSET RETIREMENT OBLIGATIONS

Disposal sites and easement improvements have to be dismantled or remediated at the end of their operational lives. This obligation is the result of prevailing environmental regulations in contractual agreements or an implicit commitment. The related liability is calculated using the most appropriate technical and budget estimates. Upon initial recognition, the Company records a provision for the present value of the expected obligation at the decommission date and recognizes a dismantling asset. The amount of the provision is adjusted each year to reflect the impact of unwinding the discount or adjustments in the expected obligation based on new or updated information.

(In thousands)
Balance—at January 1, 2014	$756

Accretion expense	46

Balance—at December 31, 2014	802

Additions	19,354
Accretion expense	141

Balance—at December 31, 2015	$20,297

The addition of $19.4 million in 2015 relates to Coleto Creek Power, LP (Coleto). The Environmental Protection Agency’s Disposal of coal combustion residuals (CCR) from Electric Utilities rule, entered into the Federal Register in 2015, obligates Coleto to remediate and close the facility’s two ash ponds at the end of the facility’s useful life.

10.            COMMITMENTS AND CONTINGENCIES

10.1 Contingencies and Legal Proceedings—Contingencies correspond to conditions that exist as of the date of the combined financial statements that may result in a loss to the Thermal Assets, but which will only be resolved when one or more future events occur or fail to occur. Contingencies include outstanding lawsuits or claims for possible damages to third parties in the ordinary course of the Thermal Assets business as well as third-party claims arising from disputes concerning legislative interpretation. Such contingent liabilities are assessed by management based on available evidence and legal opinion.

The Thermal Assets are defendants in various lawsuits and proceedings. The outcome of these lawsuits and proceedings cannot be predicted with certainty and could possibly have a material adverse effect on the Thermal Assets combined financial position, results of operations, and cash flows. The Thermal Assets believe they have meritorious defenses to these matters and intend to contest all such claims, and thus the timing of potential outflows from the Thermal Assets cannot be predicted with any certainty due to both the nature of legal proceedings in general, and the procedural status of such matters specifically. The Thermal Assets has not assumed that it will be reimbursed for any potential outflows related to contingencies.

10.2 Contractual Commitments— In the ordinary course of its activities, the Company enters into long-term contracts, some of which include “take-or-pay” clauses. These consist of firm commitments to purchase (sell) specified quantities of natural gas and related services, in exchange for a firm commitment from the other party to deliver (purchase) said quantities and services. The main future commitments arising from contracts entered into by the Company at December 31, 2015, 2014, and 2013 are as follows (in thousands):

		Within	1 to
	2015	1 Year	5 Years	> 5 Years	2014	2013

Total commitments given (purchases)	$80,826	$60,854	$19,972	$0	$22,660	$30,919

10.3 Operating Lease Commitments—The Company is contractually engaged in current lease obligations, whereby the Company has only lessee obligations in various arrangements. Payments made under operating leases are expensed on a straight-line basis over the lease term and are included in other operating expenses.

Operating Leases for which Thermal Assets Acts as Lessee—Coleto Creek Power, LP has an operating lease to supply the plant with water.

The following table presents future minimum lease payments under operating leases, which at inception had a non-cancelable term of more than one year (in thousands):

For the Year Ending December 31,

2016	$816
2017	834
2018	853
2019	873
2020	892
Thereafter	4,749

Lease expense associated with the agreements for 2015, 2014, and 2013 was approximately $0.8 million, $0.7 million, and $0.6 million respectively.

11.            EMPLOYEE BENEFIT PLANS

Defined Contribution Plans—GSENA maintains a defined contribution retirement plan (the “401(k) Plan”) for its employees. Under the 401(k) Plan, each participant may elect to defer taxation on a portion of his or her eligible earnings, as defined by the 401(k) Plan, by directing GSENA to withhold a percentage of such earnings. GSENA contributes 3% of each employee’s defined compensation and also matches 50% of the first 6% of each employee’s compensation contributed, subject to a cap of $265,000. The employees vest immediately in GSENA’s contributions. Expenses related to the 401(k) Plan have been allocated to indicate the amount of expense assumed by the Company for the plan. Expenses directly attributable to entities in the Company were allocated in full. Expenses attributable to entities that provide support to the Company were allocated based on a percentage of revenues. Contribution expenses for the Company were $3.6 million, $3.5 million, and $3.6 million for the years ended December 31, 2015, 2014, and 2013, respectively.

Performance Unit Plan—GSENA has a performance unit plan (the “Plan”) that provides incentive awards based on GSENA’s performance on selected financial performance measures over a three-year performance cycle. Under this program, new performance cycles begin every year and end three years later. The program is subject to renewal annually for each cycle. Payouts under the Plan are made after the completion of a given cycle and are made in cash. Expenses and liabilities related to the Plan have been allocated to indicate the amount of expense and liability assumed by the Company for the plan. Expenses and liabilities directly attributable to entities in the Company were allocated in full. Expenses attributable to entities that provide support to the Company were allocated based on a percentage of revenues, and liabilities attributable to entities that provide support to the Company were allocated based on headcount. Expenses for the Company of $5.5 million, $6.2 million, and $6.6 million were recognized for amounts awarded under the program during 2015, 2014, and 2013, respectively. The amount of liability is recorded in other current liabilities in the combined balance sheets for the Company for this Plan was $10.3 million and $11.0 million at December 31, 2015 and 2014, respectively.

Pension and Other Postretirement Plans—GSENA provides a retiree medical plan to employees upon retirement provided that, at the time of their termination, they are covered under GSENA’s medical plan, are at least 55 years of age, have completed 10 years of service, and are not a member of a collective bargaining unit. The retiree and his or her eligible spouse will be entitled to substantially the same medical and dental benefits as those available to active employees under the pension and other postretirement plan option. The cost for retiree coverage will be primarily covered by premiums paid by the retirees. Expenses and liabilities related to the medical retiree plan have been allocated to indicate the amount of expense and liability assumed by the Company for the plan. Expenses and liabilities of the plan were allocated based on a percentage of the Company headcount to total GSENA headcount. Amounts expensed in 2015, 2014, and 2013 related to Thermal Assets costs of this plan were $0.2 million for all years. A liability for the Company for the accumulated postretirement benefit obligation of $1.2 million and $1.6 million at December 31, 2015 and 2014, respectively, has been recorded in noncurrent provisions in the combined balance sheets. The decrease in the obligation during 2015 is due to a decrease in the number of active participants accruing eligibility in the plan and increases in the COBRA rate contributions. The increase in the obligation during 2014 is due to ongoing plan accruals and a reduction in the discount rate.

GSENA has an unfunded Supplemental Executive Retirement Plan (SERP), which provides retirement benefits to certain officers. This plan is a nonqualified defined contribution plan and does not have a minimum funding requirement. Expenses related to the SERP have been allocated to indicate the amount of expense assumed by the Company for the plan. Expenses attributable to entities that provide support to the Company were allocated based on percentage of revenues. For the years ended December 31, 2015, 2014, and 2013, the expenses for the Company were $0.3 million for all years related to this plan.

12.            SHARE-BASED COMPENSATION

Certain employees of the Company are eligible to participate in various share-based compensation awards. The shares granted or used for the basis of the awards are those of ENGIE. The plans will remain at the ENGIE level and will not go with the Company. The total expense related to these plans for the Company was $1.1 million, $0.4 million, and $0.6 million for the years ended December 31, 2015, 2014, and 2013, respectively. The expenses related to the plans were allocated based on headcount.

13.            RELATED-PARTY TRANSACTIONS

All intercompany transactions and accounts within the Company have been eliminated. All affiliate transactions between the Company and GSENA and its subsidiaries have been included in these combined financial statements.

The Company sells power to GSEMNA. The Company recognized revenue of $1,011.4 million, $1,189.8 million, and $964.3 million in 2015, 2014, and 2013, respectively. At December 31, 2015 and 2014 the receivable was $45.2 million and $53.8 million, respectively, related to these transactions.

The Company buys fuel from GSEMNA. Thermal Assets recognized fuel expense of $549.7 million, $839.4 million, and $726.4 million in 2015, 2014, and 2013, respectively. At December 31, 2015 and 2014 the payable was $11.4 million and $51.8 million, respectively, related to these transactions. At December 31, 2015, and 2014 the change in inventory balance was $(7.0) million, and $14.9 million, respectively, related to these transactions.

The Company enters into contracts with GSEMNA that qualify as derivative instruments. Settlements related to these transactions were $189.0 million, $136.2 million, and $176.5 million in 2015, 2014, and 2013, respectively. At December 31, 2015 and 2014 the assets from risk management activities related to these transactions was $85.6 million and $123.7 million, respectively. At December 31, 2015 and 2014 the liabilities from risk management activities related to these transactions was $9.9 million and $52.8 million, respectively.

The Company buys fuel from GDF SUEZ Gas NA Holdings LLC (GSGNAH), a related party. The Company recognized fuel expense of $10.3 million, $15.5 million, and $3.5 million in 2015, 2014, and 2013, respectively. At December 31, 2015 and 2014, the payable was $0.0 million and $0.5 million, respectively, related to these transactions.

The Company has expenses paid on its behalf by GSENA Corporate, a related party. The Company recognized expense of $82.9 million, $65.2 million, and $66.7 million in 2015, 2014, and 2013, respectively. At December 31, 2015 and 2014 the payable was $0.1 million and $14.9 million, respectively, related to these transactions.

See Note 8 for discussion of debt agreements with ENGIE and affiliates.

14.            SUBSEQUENT EVENTS

On February 24, 2016, International Power, S.A. signed a Stock Purchase Agreement with Atlas Power Finance, LLC to sell GDF SUEZ Energy North America, Inc. and certain subsidiaries for $3.3 billion. The entities listed in Note 1 are included in the planned sale, which is expected to close in 2016.

Amounts recorded as “Legal Contingency” on the Thermal Assets Combined Balance Sheet are treated as Excluded Legal Proceedings under the Stock Purchase Agreement. The terms of the Stock Purchase Agreement provide that International Power, S.A. will indemnify Atlas Power Finance, LLC from and against any Losses based upon or resulting from the Excluded Legal Proceedings, up to the amount of the Base Purchase Price.

On February 29, 2016, Coleto entered into a Novation Agreement with GSENA whereby Coleto transferred, assigned, and delivered to GSENA its rights and obligations under the Loan Agreement dated February 28, 2011 with ENGIE CC. As consideration for the assignment, assumption, and novation of the Loan Agreement, Coleto entered into a loan agreement with GSENA in the amount of $750.8 million at a rate of LIBOR plus 117 bps maturing on February 28, 2017.

On March 2, 2016, IPA Central, LLC (IPA Central) entered into a Novation Agreement with GSENA whereby IPA Central transferred, assigned, and delivered to GSENA its rights and obligations under the Loan Agreement dated March 2, 2011 with ENGIE CC. As consideration for the assignment, assumption, and novation of the Loan Agreement, IPA Central entered into a loan agreement with GSENA in the amount of $295.8 million at a rate of LIBOR plus 108 bps maturing on March 2, 2017.

On March 31, 2016, Wharton County Generation, LLC (Wharton) amended the promissory note dated April 29, 2008 with GSENA to extend the maturity date to March 31, 2017 and to change the interest rate to LIBOR plus 110 bps.

In the first quarter of 2016, the Company recorded impairment expense of $6.5 million related to gas turbine parts that are expected to be sold in the second quarter of 2016.

Subsequent events have been evaluated through June 11, 2016, the date these combined financial statements were issued and concluded that no additional subsequent events, other than as disclosed above and in Note 10, have occurred that would require recognition in the combined financial statements or disclosures in the notes to the combined financial statements.

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